Filed Pursuant to Rule 424b5
Registration No. 333-58446

This Prospectus Supplement relates to an effective registration statement under the Securities Act of 1933, and is subject to completion or amendment. This preliminary prospectus supplement and the accompanying prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SUBJECT TO COMPLETION, JANUARY 28, 2003

PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 28, 2003

(To Prospectus Dated April 20, 2001)

$
General Motors Acceptance Corporation
% Notes due February     , 2033

     This is an offering of           % Notes due February     , 2033 (the “Notes”) to be issued by General Motors Acceptance Corporation (the “Company”). The Notes will be general unsecured, unsubordinated obligations of the Company. The Notes will bear interest from February     , 2003, at the rate of           % per annum, payable quarterly on February     , May     , August and November of each year, commencing on May     , 2003. The Notes will be redeemable at the option of the Company, in whole or part, at any time on or after February     , 2008, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. The Notes will be issued in minimum denominations of $25 and in multiples of $25.

     We intend to list the Notes on the New York Stock Exchange and expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. The Notes are expected to trade “flat.” This means that purchasers will not pay and sellers will not receive any accrued and unpaid interest on the Notes that is not included in the trading price.

	Per Note	Total

Public Offering Price (1)%		$
Underwriting Discounts	%	$
Proceeds, before deducting expenses, to the Company	%	$

(1)  Plus accrued interest from February  , 2003 if settlement occurs after that date.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters are severally underwriting the Notes being offered. The Notes will be ready for delivery in book-entry form through The Depository Trust Company on or about February     , 2003.

Joint Book-Running Managers

Merrill Lynch & Co	Morgan Stanley	Salomon Smith Barney

A.G. Edwards & Sons
ABN AMRO
Comerica Securities
Fidelity Capital Markets
Prudential Securities
Toronto Dominion Securities
UBS Warburg
Wachovia Securities
, 2003

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

     Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours”, and “us” refer to General Motors Acceptance Corporation.

     You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information or to make any additional representations. We are not, and the underwriters are not, making an offer of any securities other than the Notes. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated April 20, 2001. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement.

     The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation, by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     Unless otherwise specified or the context otherwise requires, references in this prospectus supplement and accompanying prospectus to “dollars”, “$”, and “U.S.$” are to United States dollars.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus supplement and accompanying prospectus. Information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the documents set forth below that we previously filed with the SEC. These documents contain important information about General Motors Acceptance Corporation and its finances.

SEC Filings (File No. 1-3754)	Period

Annual Report on Form 10-K	Year ended December 31, 2001.
Quarterly Report on Form 10-Q	Quarters ended March 31, 2002, June 30, 2002 and September 30, 2002.
Current Reports on Form 8-K	Dated January 16, 2002, April 16, 2002, July 16, 2002, October 15, 2002, October 17, 2002, November 4, 2002 and January 16, 2003.

     You may, at no cost, request a copy of the documents incorporated by reference in this prospectus supplement and accompanying prospectus, except exhibits to such documents, by writing or telephoning the office of L. K. Zukauckas, Controller, at the following address and telephone number:

General Motors Acceptance Corporation 200 Renaissance Center Mail Code 482-B08-A36 Detroit, Michigan 48265-2000 Tel: (313) 665-4327

RATIO OF EARNINGS TO FIXED CHARGES

Nine Months Ended
September 30,

2002	2001

1.43	1.37

     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes and fixed charges by the fixed charges.

     See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus for additional information.

DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent that the terms are inconsistent, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus. The Notes are part of the Debt Securities registered by GMAC in April 2001 to be issued on terms to be determined at the time of sale.

     The Notes offered hereby will be issued in an initial aggregate principal amount of $           pursuant to an Indenture dated as of July 1, 1982, as amended, which is more fully described in the accompanying prospectus and the Notes have been authorized and approved by resolution of our Board of Directors.

     The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York, United States.

     The Notes will be unsecured obligations of the Company and will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be redeemed at par on February     , 2033. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after February     , 2008, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date.

     The Notes are expected to be listed on the New York Stock Exchange.

     The Notes will bear interest, calculated on the basis of a 360-day year consisting of twelve 30 day months, from February     , 2003 at a rate of           % per annum, payable on February     , May     , August and November     , of each year, the first payment to be made on May     , 2003, to the person in whose name the Notes are registered at the close of business on the fifteenth day of the month preceding such February     , May     , August and November .

     If any February     , May     , August and November falls on a day that is not a Business Day, then payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on such date.

     The Notes will be issued in book-entry form. See “Book-Entry, Delivery and Form” in the accompanying prospectus.

     We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further Notes ranking pari passu with the Notes in all respects, or in all respects except for the payment of interest accruing prior to the issue date of such further Notes or except for the first payment of interest following the issue date of such further Notes. Such further Notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

     We expect the Notes to trade at a price that takes into account the value, if any, of accrued and unpaid interest. This means that purchasers will not pay, and sellers will not receive, accrued and unpaid interest on the Notes that is not included in their trading price. Any portion of the trading price of a Note that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Notes. See “U.S. Tax Considerations” below.

U.S. TAX CONSIDERATIONS

     The following summary describes the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Notes to an initial investor purchasing a Note at its “issue price” (that is, the first price to the public at which a substantial amount of the Notes is sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and official interpretations of the foregoing issued or in effect as of the date of this Prospectus Supplement. Changes to any of the authorities on which this summary is based subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons holding Notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction, or persons who have ceased to be U.S. citizens or to be taxed as resident aliens.

     Prospective investors should consult their tax advisers with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

U.S. Holders

     “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, in either case that is created or organized in or under the laws of the U.S. or any political subdivision, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

Interest on Notes

     GMAC intends to treat the Notes as debt obligations of GMAC for U.S. federal income tax purposes. Stated interest on a Note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received, in accordance with the U.S. Holder’s method of accounting for tax purposes.

Sale, Exchange, Redemption or Retirement of Notes

     Upon the sale, exchange, redemption or retirement of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the U.S. Holder’s adjusted tax basis in the Note and the amount realized on the sale, exchange, redemption or retirement. For these purposes, the amount realized does not include unpaid interest that has accrued to the date of sale but has not previously been included in income. (See “Description of the Notes” above) Such amounts are treated as interest as described under “Interest on Notes” above.

     In most cases, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note to the U.S. Holder. U.S. Holders should consult their tax advisors to determine their adjusted tax basis in a

Note. Gain or loss realized on the sale, exchange, redemption or retirement of a Note will be capital gain or loss. Prospective investors who would be U.S. Holders should consult their tax advisers regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates and have held their Notes for more than one year) and losses (the deductibility of which is subject to limitations).

Non-U.S. Holders

     “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) nonresident alien individuals, (ii) foreign corporations, whether or not engaged in a trade or business in the U.S., or (iii) a nonresident alien fiduciary of a foreign estate or trust.

     Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

(a)	payments of principal, and interest on the Notes to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that in the case of interest, the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GMAC stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to GMAC through stock ownership, and is not a bank receiving certain types of interest. Interest will not, however, be exempt from withholding tax unless the beneficial owner of the Note certifies, generally on Internal Revenue Service (“IRS”) Form W-8BEN, under penalties of perjury that it is not a U.S. person. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements;

(b)	a Non-U.S. Holder of a Note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of the Note, unless (i) the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by the individual in the U.S. or, generally, the individual has a “tax home” in the U.S., or (ii) the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; and

(c)	a Note held by an individual who is not, for U.S. estate tax purposes, a resident or citizen of the U.S. at the time of his death generally will not be subject to U.S. federal estate tax as a result of the individual’s death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of GMAC stock entitled to vote and, at the time of the individual’s death, payments with respect to the Note would not have been effectively connected to the conduct by the individual of a trade or business in the U.S.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the U.S., and if interest on the Note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of the trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. income tax on the effectively connected income, generally in the same manner as if it were a U.S. Holder. See “U.S. Holders” above. In lieu of Form W-8BEN, such a non-U.S. Holder will be required to provide to the withholding agent with a properly executed IRS Form W-8ECI to claim an exemption from withholding tax. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to the effectively connected income, subject to certain adjustments.

Backup Withholding and Information Reporting

     Backup withholding tax (at the rates specified from time to time in the Code or in published guidance issued by the Secretary of the Treasury) and information reporting requirements may apply to payments to certain holders of Notes of principal of, interest on, or proceeds of a redemption or retirement a Note. Holders of Notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of any exemptions therefrom and the procedures for obtaining such an exemption, if available. Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund of tax by the IRS, provided that the required information is furnished to the IRS.

U.S. Holders

     GMAC, its paying agent, or a broker will be required to collect backup withholding tax from, and information reporting requirements will apply to, payments of principal of and interest on a Note, and to proceeds of the retirement or redemption of a Note, to certain noncorporate U.S. Holders. A U.S. Holder that is entitled to an exemption from backup withholding may avoid backup withholding if such holder furnishes GMAC, its paying agent or broker, as the case requires, its correct taxpayer identification number and other information and certification as to its exemption from backup withholding in the manner prescribed in applicable Treasury regulations (generally on an IRS Form W-9) and certain other conditions are met.

Non-U.S. Holders

     Backup withholding is not required to be collected from payments of interest made on, or to proceeds from a redemption or retirement of, a Note that is beneficially owned by a Non-U.S. Holder, but only if the certifications required from a Non-U.S. Holder to claim the exemption from withholding tax on interest, described above under “Non-U.S. Holders”, have been provided to GMAC or its paying agent when and as required by applicable Treasury regulations, and GMAC or its paying agent, as the case may be, does not have actual knowledge that the payee is a U.S. person.

     Holders of Notes should consult their tax advisers regarding the application of the foregoing general summary of certain U.S. tax considerations of an investment in Notes to their particular circumstances, as well as the considerations of U.S. state and local or any foreign laws that may apply to them, and any the consequences to them and/or their investment in Notes of any changes in applicable tax laws after the date of this prospectus supplement.

UNDERWRITING

     Subject to the terms and conditions set forth in an underwriting agreement dated  , 2003 (the “Underwriting Agreement”), we have agreed to sell to each of the underwriters named below, and each of the underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. are acting as representatives (the “Representatives”), has severally agreed to purchase the principal amount of the Notes set forth opposite its name below. In the Underwriting Agreement, the several underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Notes offered hereby if any of the Notes are purchased.

Principal
Underwriters	Amount of Notes

Total	$

     The Representatives of the underwriters have advised us that the underwriters propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such price less a concession of $          per Note. The underwriters may allow, and such dealers may reallow a concession not in excess of $          per Note to certain brokers and dealers. After the initial public offering, the public offering price and concession may be changed.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Prior to the offering, there has been no public market for the Notes. We intend to list the Notes on the New York Stock Exchange, and we expect trading in the Notes on the New York Stock Exchange to begin within 30 days after the original issue date. In order to meet one of the requirements for listing the Notes, the underwriters will undertake to sell lots of 100 or more Notes to a minimum of 400 beneficial holders.

     The Notes are a new issue of securities with no established trading market. The underwriters have advised us that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. Neither we nor the underwriters can assure you that the trading market for the Notes will be liquid.

     Each underwriter has represented and agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this prospectus supplement or the accompanying prospectus and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and neither GMAC nor any other underwriter shall have responsibility thereof.

     In connection with the sale of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for and purchase the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

     We will deliver the Notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of the Notes. The underwriting agreement provides that the closing will occur on                    , 2003, which is                      business days after the date of this prospectus supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Notes on the date of this prospectus supplement or the next                      business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of this prospectus supplement or the next business day should consult their own advisors.

Legal Opinions

     The validity of the Notes offered pursuant to this prospectus supplement will be passed on for GMAC by Martin I. Darvick, Esq., Assistant General Counsel of GMAC, and for the underwriters by Davis Polk & Wardwell. Mr. Darvick owns shares, and has options to purchase shares, of General Motors Corporation common stock, $1 2/3 par value and owns shares of General Motors Corporation Class H common stock, $0.10 par value.

     The firm of Davis Polk & Wardwell acts as counsel to the Executive Compensation Committee of the Board of Directors of General Motors Corporation and has acted as counsel for General Motors Corporation and GMAC in various matters.

PRINCIPAL EXECUTIVE OFFICES OF GMAC

200 Renaissance Center
Detroit, Michigan 48265-2000
United States

LEGAL ADVISOR
TO GMAC

Martin I. Darvick, Esq.
300 Renaissance Center
Detroit, Michigan 48265-3000
United States

AUDITORS

Independent Auditors
of GMAC
Deloitte & Touche LLP
600 Renaissance Center
Detroit, Michigan 48243-1274
United States

LEGAL ADVISORS TO THE UNDERWRITERS

Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
United States

TRUSTEE

The Bank of New York
101 Barclay Street
Floor 7E
New York, New York 10286
United States

PROSPECTUS

$30,000,000,000
General Motors Acceptance Corporation

Debt Securities,

Warrants to Purchase Debt Securities

     We will offer from time to time debt securities or warrants to purchase debt securities. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplemental prospectus carefully before you invest.

     We reserve the sole right to accept and, together with our agents from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through any agents.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

April 20, 2001

      You should rely only on the information contained in or incorporated by reference in this prospectus or any accompanying supplemental prospectus. We have not authorized anyone to provide you with different information or to make any additional representations. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

      Unless the context indicates otherwise, the words “GMAC”, “we”, “our”, “ours” and “us” refer to General Motors Acceptance Corporation.

      Any agent’s commissions or dealer or underwriter’s discounts in relation to the sale of securities covered by this prospectus will be set forth in the applicable prospectus supplement. The net proceeds we receive from such sale will be (a) the purchase price of the securities less such agent’s commission, (b) the purchase price of the securities, in the case of a dealer or (c) the public offering price of the securities less such underwriter’s discount. There will be an additional deduction from the proceeds in the case of (a), (b) and (c), for other related issuance expenses. Our aggregate proceeds from all securities sold will be the purchase price of the securities sold less the aggregate of the agents’ commissions, the underwriter discounts and any other expenses of issuance and distribution.

PRINCIPAL EXECUTIVE OFFICES

      Our principal executive offices are located at 200 Renaissance Center, Detroit, Michigan 48265, and our telephone number is 313-556-5000.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and special reports and other information with the SEC. You may read and copy any reports or other information we file at the public reference room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the following Regional Offices of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. You may also request copies of our documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. You may obtain information regarding the Public Reference Room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and over the Internet at http://www.sec.gov. Reports and other information can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits, the “registration statement”) under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Certain parts of the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to “incorporate by reference” information we file with them, which means that we can disclose important information to you by referring you to those documents, including our annual, quarterly and current reports, that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information.

      We incorporate by reference the documents set forth below that we previously filed with the SEC and any future filings made with the SEC until the offering of all the securities has been completed. These documents contain important information about GMAC and its finances.

SEC Filings (File No. 1-3754)	Period

Annual Report on Form 10-K	Year ended December 31, 2000

      You may request a copy of the documents incorporated by reference in this prospectus, except exhibits to such prospectus, at no cost, by writing or telephoning the office of G. E. Gross, Controller, at the following address and telephone number:

General Motors Acceptance Corporation

200 Renaissance Center
Mail code 482-B07-C24
Detroit, Michigan 48265-2000
Tel: (313) 665-4327

DESCRIPTION OF GENERAL MOTORS ACCEPTANCE CORPORATION

      We are a wholly-owned subsidiary of General Motors Corporation and were incorporated in 1997 under the Delaware General Corporation Law. On January 1, 1998, we merged with our predecessor, which was originally incorporated in 1919 under the New York Banking Law relating to investment companies, and thereupon assumed all of our predecessor’s assets, liabilities and obligations. Operating directly and through subsidiaries and associated companies in which we have equity investments, we offer a wide variety of automotive financial services to and through franchised General Motors dealers in many countries throughout the world. We also offer financial services to other automobile dealerships and to the customers of those dealerships. Other financial services we offer include insurance and mortgage banking.

      Our principal businesses are:

•	to finance the acquisition by franchised General Motors dealers for resale of various new automotive and nonautomotive products manufactured by General Motors Corporation;

•	to acquire from such dealers, either directly or indirectly, installment obligations covering retail sales and leases of new General Motors products as well as used units of any make;

•	to finance new products of other manufacturers; and

•	to lease motor vehicles and certain types of capital equipment to others.

      The automotive financing industry is highly competitive. Our principal competitors are affiliated finance subsidiaries of other major manufacturers as well as a large number of banks, commercial finance companies, savings and loan associations and credit unions. Our business is influenced by our ability to offer competitive financing rates which in turn is directly affected by our access to capital markets.

RATIO OF EARNINGS TO FIXED CHARGES

Years Ended December 31,

2000	1999	1998	1997	1996

1.30	1.38	1.33	1.42	1.41

      We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes our consolidated earnings and fixed charges. Fixed charges consist of interest and discount and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

USE OF PROCEEDS

      We will add the net proceeds from the sale of the securities to our general funds and they will be available for the purchase of receivables, the making of loans or the repayment of debt. We may initially use the proceeds to reduce short-term borrowings or to invest in short-term securities.

DESCRIPTION OF DEBT SECURITIES

      The debt securities offered are to be issued under an Indenture dated as of July 1, 1982, as amended by:

•	a First Supplemental Indenture dated as of April 1, 1986

•	a Second Supplemental Indenture dated as of June 15, 1987

•	a Third Supplemental Indenture dated as of September 30, 1996

•	a Fourth Supplemental Indenture dated as of January 1, 1998

•	a Fifth Supplemental Indenture dated as of September 30, 1998 and as further amended by the Trust Indenture Reform Act of 1990 (together, the “Indenture”), between us and The Bank of New York, Successor Trustee (the “Trustee”), copies of which are filed as exhibits to the registration statement. The following summaries of certain provisions of the Indenture are not complete and are subject to all provisions of the Indenture, including the definition of certain terms.

      The Indenture provides that, in addition to the debt securities being offered, additional debt securities may be issued without limitation as to aggregate principal amount, but only as authorized by our Board of Directors.

General

      Reference is made to the accompanying prospectus supplement for the following terms of the debt securities being offered:

•	the designation of the debt securities;

•	the aggregate principal amount of the debt securities;

•	the percentage of their principal amount at which the debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates per annum, if any, at which the debt securities will bear interest;

•	the times at which the interest will be payable;

•	the date after which the debt securities may be redeemed and the redemption price;

•	the currency or currencies in which the debt securities are issuable or payable;

•	the exchanges on which the debt securities may be listed; and

•	whether the debt securities shall be issued in book-entry form.

      Principal and interest, if any, will be payable, and, unless the debt securities are issued in book-entry form, the debt securities being offered will be transferable, at the principal corporate trust office of the Trustee, which at the date hereof is 101 Barclay Street, New York, New York 10286, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto.

      The debt securities will be unsecured and unsubordinated and will rank pari passu with all our other unsecured and unsubordinated obligations (other than obligations preferred by mandatory provisions of law).

      Some of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate, which at the time of issuance, is below market rates, to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the accompanying prospectus supplement.

      Debt securities will include debt securities denominated in United States dollars or, at our option if so specified in the accompanying prospectus supplement, in any other freely transferable currency.

      If a prospectus supplement specifies that debt securities are denominated in a currency other than United States dollars, the prospectus supplement will also specify the denomination in which such debt securities will be issued and the coin or currency in which the principal, premium, if any, and interest on the debt securities, where applicable, will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

      If a prospectus supplement specifies that the debt securities will have a redemption option, the “Option to Elect Repurchase” constitutes an issuer tender offer under the Exchange Act. We will comply with all issuer tender offer rules and regulations under the Exchange Act, including Rule 14e-1, if such redemption option is elected. We will make any required filings with the Commission and furnish certain information to the holders of the debt securities.

Book-Entry, Delivery and Form

      Unless otherwise indicated in the accompanying prospectus supplement, the debt securities will be issued in the form of one or more fully registered global securities (collectively, the “Global Debt Security”) which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC”) and registered in the name of the Depositary’s nominee. Except as set forth below, the Global Debt Security may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

      The Depositary has advised as follows: it is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between participants in such securities through electronic book-entry changes in accounts of its participants. Participants include:

•	securities brokers and dealers, including the underwriters named in the accompanying prospectus supplement;

•	banks and trust companies;

•	clearing corporations; and

•	certain other organizations.

      Access to the Depositary’s system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants or indirect participants.

      The Depositary advises that pursuant to procedures established by it:

•	upon issuance of the debt securities by us, the Depositary will credit the account of participants designated by the underwriters with the principal amounts of the debt securities purchased by the underwriters; and

•	ownership of beneficial interests in the Global Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Debt Security).

      The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in the Global Debt Security is limited to such extent.

      As long as the Depositary’s nominee is the registered owner of the Global Debt Security, such nominee for all purposes will be considered the sole owner or holder of the debt securities under the Indenture. Except as provided below, you will not:

•	be entitled to have any of the debt securities registered in your name,

•	receive or be entitled to receive physical delivery of the debt securities in definitive form, or

•	be considered the owner or holder of the debt securities under the Indenture.

      Neither we, the Trustee, any Paying Agent nor the Depositary will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Debt Security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      Principal and interest payments on the debt securities registered in the name of the Depositary’s nominee will be made by the Trustee to the Depositary’s nominee as the registered owner of the Global Debt Security. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the debt securities are registered as the owners of the debt securities for the purpose of receiving payment of principal and interest on the debt securities and for all other purposes whatsoever. Therefore, we do not have, and neither the Trustee nor any Paying Agent has, any direct responsibility or liability for the payment of principal or interest on the debt securities to owners of beneficial interests in the Global Debt Security. The Depositary has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Debt Security as shown on the records of the Depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Debt Security will be the responsibility of such participants and indirect participants and will be governed by their standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”.

      If the Depositary is at any time unwilling or unable to continue as depositary and we have not appointed a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the Global Debt Security. In addition, we may at any time determine not to have the debt securities represented by the Global Debt Security and, in such event, will issue debt securities in definitive form in exchange for the Global Debt Security. In either instance, an owner of a beneficial interest in a Global Debt Security will be entitled to have debt securities equal in principal amount to the beneficial interest registered in its name and will be entitled to physical delivery of the debt securities in definitive form. Debt securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Limitation on Liens

      The only financial covenant applicable to the debt securities is that described below. That covenant requires that the debt securities be equally and ratably secured in the circumstances described therein but has no special application merely by virtue of the occurrence of any transaction or series of transactions resulting in material changes in GMAC’s debt-to-equity ratio.

      The debt securities are not secured by mortgage, pledge or other lien.

      GMAC will covenant in the debt securities that so long as any of the debt securities remain outstanding, it will not pledge or otherwise subject to any lien any of its property or assets unless the debt securities are secured by such pledge or lien equally and ratably with any and all other obligations and indebtedness secured thereby so long as any such other obligations and indebtedness shall be so secured. Such covenant does not apply to:

•	the pledge of any assets to secure any financing by GMAC of the exporting of goods to or between, or the marketing thereof in, foreign countries (other than Canada), in connection with which GMAC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables, for the purpose of securing banking accommodations or as the basis for the issuance of bankers’ acceptances or in aid of other similar borrowing arrangements;

•	the pledge of receivables payable in foreign currencies (other than Canadian dollars) to secure borrowings in foreign countries (other than Canada);

•	any deposit of assets of GMAC with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by GMAC from any judgment or decree against it, or in connection with other proceedings in actions at law or in equity by or against GMAC;

•	any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase price thereof or to secure any indebtedness incurred prior to, at the time of, or within 60 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof; and

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the foregoing four clauses of this paragraph; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

Merger and Consolidation

      The Indenture provides that we will not merge or consolidate with another corporation or sell or convey all or substantially all of our assets unless either we are the continuing corporation or the new corporation shall expressly assume the interest and principal due under the securities. In either case, the Indenture provides that neither we nor a successor corporation may be in default of performance immediately after a merger or consolidation. Additionally, the Indenture provides that in the case of any such merger or consolidation, either we or the successor company may continue to issue securities under the Indenture.

Modification of the Indenture

      The Indenture contains provisions permitting us and the Trustee to modify or amend the Indenture or any supplemental indenture or the rights of the holders of the debt securities issued thereunder, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of the debt securities of all series at the time outstanding under such Indenture which are affected by such modification or amendment, voting as one class, provided that no such modification shall:

•	extend the fixed maturity of any debt securities, or reduce the principal amount thereof, or premium, if any, or reduce the rate or extend the time of payment of interest thereon, without the consent of the holder of each debt security so affected, or

•	reduce the aforesaid percentage of debt securities, the consent of the holders of which is required for any such modification, without the consent of the holders of all debt securities then outstanding under the Indenture.

Events of Default

      An Event of Default with respect to any series of debt securities issued subject to the Indenture is defined in the Indenture as being:

•	default in payment of any principal or premium, if any, on such series;

•	default for 30 days in payment of any interest on such series;

•	default for 30 days after notice in performance of any other covenant in the Indenture; or

•	certain events of bankruptcy, insolvency or reorganization.

      No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder. In case an Event of Default as set out in the first, second and third items listed above shall occur and be continuing with respect to any series, the Trustee or the holders of not less than 25% in aggregate principal amount of debt securities of each such series then outstanding may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of such series to be due and payable. In case an Event of Default as set out in the fourth item listed above shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of all the debt securities then outstanding, voting as one class, may declare the principal, or, in the case of discounted debt securities, the amount specified in the terms thereof, of all outstanding debt securities to be due and payable. Any Event of Default with respect to a particular series of debt securities may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, or of all the outstanding debt securities, as the case may be, except in a case of failure to pay principal or premium, if any, or interest on such debt security for which payment had not been subsequently made. We are required to file with the Trustee annually an Officers’ Certificate as to the absence of certain defaults under the terms of the Indenture. The Indenture provides that the Trustee may withhold notice to the securityholders of any default, except in payment of principal, premium, if any, or interest, if it considers it in the interest of the securityholders to do so.

      Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the securityholders, unless such securityholders shall have offered to the Trustee reasonable indemnity or security.

      Subject to such provisions for the indemnification of the Trustee and to certain other limitations, the holders of a majority in principal amount of the debt securities of each series affected, with each series voting as a separate class, at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Concerning the Trustee

      The Bank of New York is the Successor Trustee under the Indenture. It is also Successor Trustee under various other indentures covering our outstanding notes and debentures. The Bank of New York and its affiliates act as depository for funds of, make loans to, act as trustee and perform certain other services for, certain of our affiliates and us in the normal course of its business. As trustee of various trusts, it has purchased our securities and those of certain of our affiliates.

DESCRIPTION OF WARRANTS

General

      The following statements with respect to the warrants are summaries of the detailed provisions of one or more separate warrant agreements (each a “Warrant Agreement”) between us and a banking institution organized under the laws of the United States or one of the states thereof (each a “Warrant Agent”), a form of which is filed as an exhibit to the registration statement. Wherever particular provisions of the Warrant Agreement or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

      The warrants will be evidenced by warrant certificates (the “Warrant Certificates”) and, except as otherwise specified in the prospectus supplement accompanying this prospectus, may be traded separately from any debt securities with which they may be issued. Warrant Certificates may be exchanged for new Warrant Certificates of different denominations at the office of the Warrant Agent. The holder of a warrant does not have any of the rights of a holder of a debt security in respect of, and is not entitled to any payments on, any debt securities issuable, but not yet issued, upon exercise of the warrants.

      The warrants may be issued in one or more series, and reference is made to the prospectus supplement accompanying this prospectus relating to the particular series of warrants, if any, offered thereby for the terms of, and other information with respect to, such warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities for which each warrant is exercisable;

•	the date or dates on which the warrants will expire;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies in which the warrants are exercisable;

•	the periods during which and places at which the warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the Warrant Agent;

•	the exchanges, if any, on which the warrants may be listed; and

•	whether the Warrants shall be issued in book-entry form.

Exercise of Warrants

      Warrants may be exercised by payment to the Warrant Agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and by communicating to the Warrant Agent the identity of the warrantholder and the number of warrants to be exercised. Upon receipt of payment and the Warrant Certificate properly completed and duly executed, at the office of the Warrant Agent, the Warrant Agent will, as soon as practicable, arrange for the issuance of the applicable debt securities, the form of which shall be set forth in the prospectus supplement. If less than all of the warrants evidenced by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amounts of Warrants.

PLAN OF DISTRIBUTION

      We may sell the securities being offered in five ways:

•	directly to purchasers,

•	through agents,

•	through underwriters,

•	through dealers, and

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system.

Direct Sales

      We may directly solicit offers to purchase securities. In this case, no underwriters or agents would be involved.

By Agents

      We may use agents to sell the securities. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment, which is ordinarily five business days or less.

By Underwriters

      If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public.

By Dealers

      If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Delayed Delivery Contracts

      If so indicated in the prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than the respective amounts stated in the prospectus supplement. Unless we otherwise agree, the aggregate principal amount of securities sold pursuant to delayed delivery contracts shall be not less nor more than the respective amounts stated in the prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include:

•	commercial and savings banks,

•	insurance companies,

•	pension funds,

•	investment companies,

•	educational and charitable institutions, and

•	other institutions.

      All delayed delivery contracts are subject to our approval. Delayed delivery contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to contracts accepted by us.

Through the Internet

      We may also offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

      The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocating systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. We will describe in the related supplement to this prospectus how any auction or bidding process will be conducted to determine the price or any other terms of the debt securities, how potential investors may participate in the process and, where applicable, the nature of the underwriters’ obligations with respect to the auction or ordering system.

General Information

      The place and time of delivery for the securities described in this prospectus are set forth in the accompanying prospectus supplement.

      We may have agreements with the agents, underwriters and dealers to indemnify them against certain liabilities, including liabilities under the Securities Act of 1933.

      Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

      In connection with the sale of the securities, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may overallot the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the securities in the open market to cover short positions or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters will not be required to engage in these activities, and may end any of these activities at any time.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.